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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

               PRICING SUPPLEMENT NO. 1591 DATED 20 FEBRUARY 2006

                         QUEENSLAND TREASURY CORPORATION

                       ISSUE OF 10,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
  CURRENTLY TOTALING A$1,635,631,000.00 (A$ 1,244,431,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

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1.  (i)   Issuer:                            Queensland Treasury Corporation
    (ii)  Guarantor:                         The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:                    2013
                                             (to be consolidated and form a single series with QTC
                                             6% Global A$ Bonds due 14 August, 2013, ISIN
                                             US748305BD00)

3.        Specific Currency or Currencies:   AUD ("A$")

4.  (i)   Issue price:                       104.281%
    (ii)  Dealers' fees and commissions      No fee or commission is payable in respect of the issue
          paid by Issuer:                    of the bond(s) described in this Pricing Supplement.
                                             Instead, QTC pays fees and commissions in accordance
                                             with the procedure described in the QTC Offshore and
                                             Onshore Fixed Interest Distribution Group Operational
                                             Guidelines.
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5.        Specified Denominations:           A$1,000

6.  (i)   Issue Date:                        22 February 2006
    (ii)  Record Date (date on and from      6 February/6 August.. Security will be ex-interest on
          which security is Ex-interest):    and from 7 February/7 August.
    (iii) Interest Payment Dates:            14 February/14 August

7.        Maturity Date:                     14 August 2013

8.        Interest Basis:                    6 per cent Fixed Rate

9.        Redemption/Payment Basis:          Redemption at par

10.       Change of Interest Basis or        Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with other senior, unsecured
                                             debt obligations of QTC
    (ii)  Status of the Guarantee:           Senior and ranks pari passu with all its other
                                             unsecured obligations

12.       Method of distribution:            Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:               6 percent per annum payable semi-annually in arrears
    (ii)  Interest Payment Date(s):          14 February and 14 August in each year up to and
                                             including the Maturity Date
    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
    (iv)  Determination Date(s):             Not Applicable
    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14.       Final Redemption Amount:           A$1,000 per bond of A$1,000 Specified Denomination

15.       Early Redemption Amount(s)         Not Applicable
          payable on redemption for
          taxation reasons or on event of
          default and/or the method of
          calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                     Permanent Global Note not exchangeable for Definitive
                                             Bonds

17.       Additional Financial Centre(s)     Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons or       No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special             Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:
    (ii)  Date of Dealer Agreement:          20 February 2006  (the "Trade Date")
    (iii) Stabilizing Manager(s)(if any):    Not Applicable

21.       If non-syndicated, name and        Australia and New Zealand Banking Group Limited
          address of relevant Dealer:        530 Collins Street
                                             Melbourne Victoria 3000

22.       Whether TEFRA D or TEFRA C         TEFRA Not Applicable
          rules applicable or TEFRA rules
          not applicable:

23.       Additional selling restrictions:   Not Applicable
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING

(i)   Listing:                               Bourse de Luxembourg.
(ii)  Admission to trading:                  Application has been made for the bonds to be admitted
                                             to trading on the regulated market of the Bourse de
                                             Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                               The bonds to be issued have been rated:

                                             S&P:     AAA
                                             Moody's: Aaa

                                             An obligation rated 'AAA' by S&P has the highest credit
                                             rating assigned by Standard & Poor's. The obligor's
                                             capacity to meet its financial commitment on the
                                             obligation is extremely strong.

                                             Obligations rated Aaa by Moody's are judged to be of
                                             the highest quality with minimal credit risk.

                                             A credit rating is not a recommendation to buy, sell or
                                             hold securities and may be revised or withdrawn by the
                                             rating agency at any time. Each rating should be
                                             evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.
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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                 See "Use of Proceeds" section in the prospectus
                                             supplement.
(ii)  Estimated net proceeds:                Not Applicable.
(iii) Estimated total expenses:              Not Applicable.

5.    YIELD

      Indication of yield:                   5.32

                                             Calculated as 7 basis points less than the yield on the
                                             equivalent A$ Domestic Bond issued by the Issuer under
                                             its Domestic A$ Bond Facility on the Trade Date.

                                             The yield is calculated on the Trade Date on the basis
                                             of the Issue Price. It is not an indication of future
                                             yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                             US748305BD00
(ii)  Common Code:                           014569359
(iii) CUSIP Code:                            748305BD0
(iv)  Any clearing system(s) other than      Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream
      Banking, societe anonyme and the
      relevant identification number(s):
(v)   Delivery:                              Delivery free of payment
(vi)  Names and addresses of additional      Not Applicable
      Paying Agent(s) (if any):
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